EXECUTION VERSION

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) dated effective February 1, 2011 (the “Effective Date”), is among AMERICAN EAGLE ENERGY INC., a Nevada corporation (“AEE”), BIG SKY OPERATING LLC, a Montana limited liability company (“BSO”), and FX PRODUCING COMPANY, INC., a Nevada corporation (“FXP”).  AEE, BSO and FXP may be referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.           Each of the Parties hold or will hold certain leasehold rights within the Project Area (as hereinafter defined); and

B.           Each Party desires to convey undivided interests in certain of its rights and obligations to the other Parties such that each Party owns 33 1/3% of all of the Parties’ collective leasehold and other rights in the Project Area.

AGREEMENT

In consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms and References.  The terms “Agreement,” “BSO,” “FXP,” “Effective Date,” “AEE,” “Party” and “Parties” shall have the meaning assigned thereto above, and the following terms shall have the following meanings:

“Acquired Interests” has the meaning assigned thereto in Section 3.1.

“Acquiring Party” has the meaning assigned thereto in Section 3.1.

“Acquisition Costs” has the meaning assigned thereto in Subsection 3.3.

“AEE Leases” means all oil, gas and mineral leases within the Project Area in which AEE owns an interest immediately prior to the Effective Date and set forth in Part 1 of Schedule I.

“AEE Reserved Override” means a Reserved Override reserved by AEE from the AEE Leases.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such Party.  “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether by ownership of voting securities, contract or otherwise.  With respect to a corporation, partnership, limited liability company, manager of a limited liability company or general partner of a limited partnership, control is conclusively deemed to exist where a person owns directly or indirectly fifty percent (50%) or more of the voting rights in such corporation, partnership, limited liability company or general partner.

“Americana Leases” means all oil, gas and mineral leases within the Project Area which were acquired by any Party pursuant to that certain Lease Acquisition Agreement, dated as of January 31, 2011, among AEE, BSO, FXP and Americana Exploration LLC, which are set forth in Part 4 of Schedule 1.

“AMI” has the meaning assigned thereto in Section 3.1.

“AMI Share” has the meaning assigned thereto in Section 3.2.

“Assignment” means the form of assignment, cross-assignment, bill of sale and conveyance attached hereto as Exhibit B.

“Blackfeet Leases” means the FXP Leases with the Blackfeet Tribe as lessor.

“Blackfeet Tribe” means the Blackfeet Tribe of the Blackfeet Indian Reservation, a federal chartered corporation of the Blackfeet Reservation, State of Montana.

“BSO Leases” means all oil, gas and mineral leases within the Project Area in which BSO (x) owns an interest immediately prior to the Effective Date, or (y) has acquired prior to the Closing Date, and, in each case set forth in Part 2 of Schedule I; provided that the BSO Leases shall not include (i) the AEE Leases, (ii) the FXP Leases or (iii) any lease or other interest acquired by BSO pursuant to that certain Farmout Agreement, effective January 26, 2011, among BSO, Somont Oil Company, Inc., Ferdig Oil Company, Inc. and Aladdin Oil Company, Inc.

“BSO Reserved Override” means a Reserved Override reserved by BSO from the BSO Leases.

“Business Day” means any day other than a Saturday, Sunday, or a day on which the United States Postal Service is not scheduled to deliver ordinary first class mail; and “day,” without further designation, means a calendar day.

 “Claims” means all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including costs of investigation, attorney’s fees, and expert’s fees and expenses).

“Closing Date” means the date on which all Parties have executed this Agreement.

“Confidential Information” shall have the meaning assigned thereto in Section 8.1.

“Existing Burdens” means all existing and valid non-cost bearing burdens in effect immediately prior to the Effective Date affecting the Leases including the landowner’s or lessor’s royalty, overriding royalties, net profits interests, production payments, and any other charges or existing non-cost bearing burdens of a similar nature applicable thereto, but excluding the AEE Reserved Override, the BSO Reserved Override and the FXP Reserved Override.

“FXP Leases” means all oil, gas and mineral leases within the Project Area in which FXP owns an interest immediately prior to the Effective Date and set forth in Part 3 of Schedule I.

“FXP Reserved Assets” means (i) the FXP Reserved Override; and (ii) the FXP Leases insofar and only insofar as they relate to depths from the surface of the earth to the stratigraphic equivalent of 3,332 feet below the surface of the earth as found in the 27-W5 Well (API 25-035-05388), located in Section 11 of T. 32 N., R. 6 W., 6th P.M.

“FXP Reserved Override” means a Reserved Override reserved by FXP from the FXP Leases.

“Leases” means the AEE Leases, the BSO Leases, the FXP Leases and the Americana Leases.

“Material Contracts” means those agreements set forth on Schedule II.

“Non-Acquiring Party” has the meaning assigned thereto in Section 3.1.

“Notice of Acquisition” has the meaning assigned thereto in Subsection 3.3(a).

“Notice of Election” has the meaning assigned thereto in Section 3.4.

“Oil and Gas Interests” means any nature of interest in oil and gas rights, including a mineral interest, royalty interest, overriding royalty interest, leasehold interest or related personal property interest, or any combination thereof.

“Operating Agreement” means that certain 1989 AAPL Model Form Operating Agreement in the form of Exhibit C, covering the Project Area.

“Operator” means FX Drilling, Inc., a Nevada corporation.

“Person” means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, or other entity or organization.

“Post-Closing Amounts” means those amounts set forth in Part 1 of Schedule III.

“Project Area” means those lands located within the area described in Exhibit A, and includes those lands covered by the Leases set forth in Schedule I.

“Property Expenses” means all capital expenses, lease rentals, bonuses and shut-in payments, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS.

“Proportionate Share” means 33 1/3% for each Party.

“Reserved Assets” means the FXP Reserved Assets, the AEE Reserved Override and the BSO Reserved Override.

“Reserved Override” means an overriding royalty interest, reserved on the Effective Date, in all oil, gas and related hydrocarbons produced, saved and sold from the Lands under and pursuant to the Leases equal to the difference between 20% and the Existing Burdens with respect to all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to the Leases, and if the Existing Burdens equal or exceed 20%, such Reserved Override shall be zero; provided that (i) if the interest of a Party in the leasehold estate created by any Lease is less than the entire leasehold estate in any tract (or formation or zone) of Land covered by said Lease, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest of such Party in that leasehold estate bears to the entire leasehold estate; (ii) if any Lease does not cover the entire oil and gas mineral fee estate in and under any tract (or formation or zone) of Land that it purports to cover, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest in the oil and gas mineral fee estate therein covered by said Lease bears to the entire and undivided oil and gas mineral fee estate therein; (iii) the Reserved Override shall be treated, computed, calculated and paid or delivered to the reserving Party in a same manner and under the same terms and conditions as the royalties reserved to the lessors under the Leases; and (iv) the Parties shall have the right and power at any time and from time to time to pool or unitize the Leases and the Lands, or any portion thereof, with other leases and land into voluntary units or into units established by any governmental authority having jurisdiction; and, if the Leases or the Lands, or any portion thereof, are so pooled or unitized, then the Reserved Override insofar as it relates to said Leases and said Lands shall be reduced in the proportion that the acreage burdened by said Reserved Override bears to the total acreage included within the pooled or unitized area.

“Special Warranty” means a warranty of title whereby the assignor agrees to warrant and forever defend the title of the assignee against all defects, encumbrances, liens, security interests and Claims created by, through or under the assignor, but not otherwise; provided that the assignee shall, to the extent permitted by applicable law, be subrogated to the assignor’s rights in and to prior warranties of title and covenants and shall assign to assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that assignor is entitled to enforce.

“Working Interest” means the lessee’s interest under a Lease, being the right to operate such lease (including the right to drill and produce oil, gas and other minerals thereunder) and the obligation to bear the cost of such operations.

1.2          Miscellaneous.  In this Agreement, unless the context or an express provision otherwise requires:

(a)           Headings and underlining are for convenience only and shall not affect the interpretation of this Agreement.

(b)           Words importing the singular include the plural and vice versa, unless the context otherwise requires.

(c)           All references to Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise; the words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and the phrases “this Article,” “this Section” and “this Subsection” and similar phrases refer only to the Article, Section or Subsection hereof in which the phrase occurs.

(d)           All Schedules and Exhibits attached to or referred in this Agreement are incorporated into this Agreement for all purposes.  Reference to this “Agreement” includes all Schedules and Exhibits to this Agreement.

(e)           Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.

(f)           The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.”

(g)           In the event an ambiguity or question of intent or interpretation under this Agreement arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party as a result of the authorship or drafting of any provision of this Agreement.

(i)           The term “to the best knowledge” of a Party shall mean, wherever used in this Agreement, the actual knowledge of any officer, senior manager or member of that Party.

ARTICLE II
CLOSING

2.1           Assignment. Concurrently with the execution of this Agreement, the Parties shall execute and deliver the Assignment, pursuant to which each Party shall assign, cross-assign and convey that portion of its interests in the Project Area such that (a) each Party shall own 33 1/3% of the collective interests of the Parties in the Project Area, (b) each of AEE and BSO shall own an undivided 50% of the AEE Reserved Override, and (c) each of AEE and BSO shall own an undivided 50% of the BSO Reserved Override; provided that the Assignment shall not convey the Americana Leases or the Reserved Assets, except as provided in subsections (b) and (c) of this Section 2.1; provided further, that the Assignment shall not convey the Blackfeet Leases, which shall be conveyed pursuant to Article VII.

2.2           Operating Agreement. Concurrently with the execution of this Agreement, the Parties shall execute and deliver the Operating Agreement.  In the event of conflict between the provisions of this Agreement and the Operating Agreement, the provisions of the Operating Agreement shall control.

2.3           Affidavit of Non-Foreign Status.  Concurrently with the execution of this Agreement, each Party shall deliver to each other party an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code of 1986, as amended.

ARTICLE III
AREA OF MUTUAL INTEREST

3.1         Rights in AMI.  An area of mutual interest covering the Project Area is hereby established (“AMI”), effective as of the Effective Date, and depicted on Exhibit A.  The term of the AMI shall be for a period of five (5) years commencing the Effective Date (the “AMI Term”).  If either AEE (or any of its Affiliates), BSO (or any of its Affiliates) or FXP (or any of its Affiliates) (any such party, an “Acquiring Party”), acquires or agrees to acquire any Oil and Gas Interests (other than the BSO Leases) within the AMI (“Acquired Interests”) during the AMI Term, such Acquiring Party shall offer the other Parties (the “Non-Acquiring Parties”) their respective AMI Share (as defined in Section 3.2) of the Acquired Interests.  If any transaction contains Oil and Gas Interests that are both within and outside of the AMI, only Oil and Gas Interests subject to the transaction that are within the AMI shall be Acquired Interests and the purchase price for the Acquired Interests shall be the percentage of the total purchase price for the transaction equal to the percentage of the total Oil and Gas Interests acquired that are within the AMI, on a net acre basis.

3.2         AMI Share.  Each Party shall have a 33 1/3% interest (the “AMI Share”) in any Acquired Interest for which all Parties have elected to participate.

3.3         Notice of Acquisition.  Within twenty (20) days after an Acquiring Party acquires or agrees to acquire the Acquired Interests, the Acquiring Party shall provide the Non-Acquiring Parties with written notice thereof (a “Notice of Acquisition”).  Simultaneous with such written notice, the Acquiring Party also shall make available in its offices, during normal business hours, to the Non-Acquiring Parties for their examination all information in the possession of the Acquiring Party regarding such Acquired Interests located within the Project Area, including acquisition and brokerages costs and expenses (“Acquisition Costs”), and all title, brokerage, surveying, geological, and geophysical information and data.

3.4         Election to Acquire Interests.  Within twenty (20) days after receipt of a Notice of Acquisition from the Acquiring Party, each Non-Acquiring Party shall notify the Acquiring Party in writing (a “Notice of Election”) whether or not it elects to exercise its option to acquire its AMI Share of such Acquired Interests.  Any such election must be as to all of the Acquired Interests.  If a Non-Acquiring Party (a) notifies the Acquiring Party that it elects not to acquire its AMI Share of such Acquired Interests, or (b) fails to so notify the Acquiring Party in writing within said 20-day period as to whether or not it elects to acquire its AMI Share of such Acquired Interests, then it shall be deemed that such Non-Acquiring Party elected not to exercise its option to participate in such Acquired Interests.

3.5         Assignments.

(a)           If both Non-Acquiring Parties elect to acquire their AMI Share of the Acquired Interests pursuant to Section 3.4, the Acquiring Party shall, within thirty (30) days after receipt of the second Notice of Election, execute and deliver to each Non-Acquiring Party an assignment transferring and assigning to each Non-Acquiring Party its AMI Share in such Acquired Interests.  Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any applicable Material Contracts and any other contracts binding on such Acquired Interests, if any. Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.

(b)            If any Non-Acquiring Party elects not to acquire an Acquired Interest, or is deemed to have elected not to acquire an Acquired Interest, such Acquired Interest shall be excluded from the terms of this Agreement and the terms of the Operating Agreement, and each of the Acquiring Party and the Non-Acquiring Party, if any, that elected to acquire such Acquired Interest shall own such Acquired Interest in equal percentages.  Within thirty (30) days after any Non-Acquiring Party electing not to acquire an Acquired Interest, or being deemed to have elected not to acquire an Acquired Interest, the Acquiring Party shall execute and deliver to each Non-Acquiring Party that did elect to acquire such Acquired Interest an assignment transferring and assigning to each such Non-Acquiring Party its AMI Share, proportionately increased to account for the absence of any Non-Acquiring Party that elected not to acquire such Acquired Interest, in such Acquired Interest.  Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any applicable Material Contracts and any other contracts binding on such Acquired Interests, if any. Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.

3.6           No Reservations.  Assignments of Oil and Gas Interests by an Acquiring Party to a Non-Acquiring Party shall be made without reservation to the assignor of any overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, but shall be subject to all applicable contracts and agreements burdening the Acquired Interests immediately before the Acquiring Party acquired such Acquired Interests and, if applicable, the Material Contracts and any other contracts binding on such Acquired Interests, if any.

3.7           Compliance by Affiliates.  Each Party shall use its best efforts to have its Affiliates comply with the provisions of this Article III; and each Party shall indemnify the other Parties for any failure by its Affiliates to so comply.

3.8           Elections.  Prior to making assignments to a Non-Acquiring Party, the Acquiring Party (after consultation with the Non-Acquiring Parties) shall be entitled to make all elections with respect to the Acquired Interests, including whether to participate, or not to participate, in any proposed operation, and shall pay all costs and expenses associated therewith (for which the Acquiring Party shall be reimbursed by the Non-Acquiring Parties as provided in Section 3.5).

ARTICLE IV
RESERVATIONS; REPRESENTATION OF INTERESTS

4.1           Reservations.  All assignments of Oil and Gas Interests pursuant to Article II shall be made without any additional reservation by the assigning Party of overriding royalty, net profits interest, production payment or any other similar burdens or encumbrances, other than those shown of record on the Effective Date, and, (a) with respect to the AEE Leases, the AEE Reserved Override, (b) with respect to the BSO Leases, the BSO Reserved Override, and (c) with respect to the FXP Leases, the FXP Reserved Override.

4.2           Represented Interests.  Each Party represents and warrants that, in all material respects: (a) the Oil and Gas Interests currently owned by such Party in the Project Area are set forth and described in Schedule I; (b) such party owns the Working Interest in the net acres (shown under column heading “Net Acres”) set forth in Schedule I and the net revenue interest (under column heading “NRI”) related thereto as shown in Schedule I; (c) the Oil and Gas Interests described in Schedule I entitle such Party to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such Oil and Gas Interests equal to not materially less than the decimal or percentage share set forth for such interest in Schedule I; (d) the Oil and Gas Interests described in Schedule I obligate such Party to bear a decimal or percentage share of the cost of operation of such Oil and Gas Interests equal to not materially more than the decimal or percentage share set forth in Schedule I without a corresponding increase in the net revenue interest; (e) the above-described shares of production (clause (c) hereof) which such Party is entitled to receive, and shares of expenses (clause (d) hereof) which such Party is obligated to bear are not and will not be subject to change in any material respect (other than changes that arise pursuant to non-consent provisions of operating agreements in connection with operations hereafter proposed), except, and only to the extent that, such changes are reflected in Schedule I or in the Material Contracts; and (f) such Party will be able to convey to the other Parties record title to the undivided interests in the Leases (other than the Blackfeet Leases) owned by such Party in accordance with the terms and conditions of this Agreement.  The representations and warranties set forth in this Section 4.2 shall survive for a period of one (1) year after the execution of this Agreement.

ARTICLE V
PROJECT AREA OPERATIONS

5.1           Operating Agreement.  Concurrently with the execution of this Agreement, each Party shall execute and deliver the Operating Agreement.

5.2           Governing Agreements.  Except as otherwise expressly set forth herein, the development and maintenance of the Project Area, as between the Parties, shall be governed by this Agreement, the Leases, the Operating Agreement, and the Material Contracts.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties by BSO.  Without limitation of any other representations, warranties and covenants in this Agreement, BSO represents and warrants to the other Parties that, as of the Effective Date:

(a)            BSO is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Montana.

(b)           BSO has the limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)            Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary limited liability company action on the part of BSO, (ii) will not violate or constitute a default under any agreement or instrument by which BSO or the BSO Leases are bound; and (iii) will not, to the best knowledge of BSO, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which BSO or the BSO Leases are bound.

(d)            This Agreement is a binding obligation of BSO, enforceable against BSO according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)            No suit, claim, demand, or investigation is pending or, to the best knowledge of BSO, threatened, against BSO that would impair BSO’s title to the BSO Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of BSO, threatened against BSO.

(f)             To the best knowledge of BSO, BSO is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the BSO Leases.

(g)            There are no material agreements binding on BSO relating to the BSO Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided to the other Parties.

(h)            BSO has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the BSO Leases that is still outstanding.  BSO has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured. The BSO Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the BSO Leases, and all bonus, rentals, royalties and other payments under the BSO Leases that have become due and payable have been properly and timely paid.

(i)             None of the BSO Leases are subject to any preferential rights to purchase.

(j)             No portion of the BSO Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)            Other than the BSO Reserved Override, neither BSO nor any Person acting at BSO’s direction has assigned away or encumbered any of BSO’s interest in any of the BSO Leases.

(l)             To the best knowledge of BSO, BSO has provided the other Parties with access to all material information in its possession concerning BSO’s Oil and Gas Interests in the Project Area that would be necessary to make the representations made by BSO in this Section 6.1 not misleading.

6.2           Representations and Warranties by FXP.  Without limitation of any other representations, warranties and covenants in this Agreement, FXP represents and warrants to the other Parties that, as of the Effective Date:

(a)            FXP is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation in Montana.

(b)            FXP has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)            Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary corporate action on the part of FXP, (ii) will not violate or constitute a default under any agreement or instrument by which FXP or the FXP Leases are bound; and (iii) will not, to the best knowledge of FXP, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which FXP or the FXP Leases are bound.

(d)            This Agreement is a binding obligation of FXP, enforceable against FXP according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)            No suit, claim, demand, or investigation is pending or, to the best knowledge of FXP, threatened, against FXP that would impair FXP’s title to the FXP Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of FXP, threatened against FXP.

(f)             To the best knowledge of FXP, FXP is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the FXP Leases.

(g)            There are no material agreements binding on FXP relating to the FXP Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided to the Parties.

(h)            FXP has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the FXP Leases that is still outstanding.  FXP has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured. The FXP Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the FXP Leases, and all bonus, rentals, royalties and other payments under the FXP Leases that have become due and payable have been properly and timely paid.

(i)             None of the FXP Leases are subject to any preferential rights to purchase.

(j)             No portion of the FXP Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)            Other than the FXP Reserved Override, neither FXP nor any Person acting at FXP’s direction has assigned away or encumbered any of FXP’s interest in any of the FXP Leases.

(l)             To the best knowledge of FXP, FXP has provided the Parties with access to all material information in its possession concerning FXP’s Oil and Gas Interests in the Project Area that would be necessary to make the representations made by FXP in this Section 6.2 not misleading.

6.3           Representations and Warranties by AEE.  Without limitation of any other representations, warranties and covenants in this Agreement, AEE represents and warrants to the other Parties that, as of the Effective Date:

(a)            AEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation in Montana.

(b)            AEE has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)            Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary corporate action on the part of AEE, (ii) will not violate or constitute a default under any agreement or instrument by which AEE is bound, and (iii) will not, to the best knowledge of AEE, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which AEE is bound.

(d)            This Agreement is a binding obligation of AEE enforceable against AEE according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)            No suit, claim, demand, or investigation is pending or, to the best knowledge of AEE, threatened, against AEE that would impair AEE’s title to the AEE Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of AEE, threatened against AEE.

(f)             To the best knowledge of AEE, AEE is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the AEE Leases.

(g)            There are no material agreements binding on AEE relating to the AEE Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided the Parties.

(h)            AEE has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the AEE Leases that is still outstanding.  AEE has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured. The AEE Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the AEE Leases, and all bonus, rentals, royalties and other payments under the AEE Leases that have become due and payable have been properly and timely paid.

(i)             None of the AEE Leases are subject to any preferential rights to purchase.

(j)             No portion of the AEE Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)            Other than the AEE Reserved Override, neither AEE nor any Person acting at AEE’s direction has assigned away or encumbered any of AEE’s interest in any of the AEE Leases.

(l)             To the best knowledge of AEE, AEE has provided the Parties with access to all material information that would be necessary for AEE to disclose to make the representations made by AEE in this Section 6.3 not misleading.

6.4           Broker’s Fees.  Each Party represents and warrants to the others that it has not incurred any liability for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement.  Each Party agrees to indemnify, defend and hold the others and their related persons harmless from and against any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying Party, and to bear the cost of attorneys’ fees and expenses incurred in defending against any such claim.

ARTICLE VII
COVENANTS

7.1           Sales and Use Taxes and Recording.  The Parties believe that any assignment of Oil and Gas Interests granted under this Agreement will be exempt from all transfer, sales, and use taxes.  If any such assignment is not exempt, each Party shall pay its Proportionate Share of all applicable transfer, sales, and use taxes occasioned thereby.  In addition, each Party shall pay its Proportionate Share of all documentary, filing, and recording fees required in connection with the filing and recording of any assignment made pursuant to the terms of this Agreement.

7.2           Blackfeet Leases.

(a)            FXP shall use its best efforts to obtain, as soon as possible and in no event later than September 1, 2011, consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases to AEE and BSO pursuant to the terms of this Agreement.

(b)            Immediately upon receipt of consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases, FXP shall execute, acknowledge and deliver to each of AEE and BSO an assignment, bill of sale and conveyance, which assignments shall (i) convey to each of AEE and BSO an undivided 33 1/3% of the Blackfeet Leases, (ii) contain a Special Warranty, and (iii) reserve and except the FXP Reserved Assets.

(c)            In the event that FXP is unable to obtain consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases on or prior to September 1, 2011, the Parties shall work together in good faith to enter into a contractual arrangement regarding the ownership of the Blackfeet Leases that is consistent with the terms of this Agreement.  If the Parties cannot agree upon such an arrangement by September 30, 2011, the dispute shall be sent to arbitration pursuant to Section 9.6.

7.3           Post-Closing Amounts.

(a)            On or prior to July 1, 2011, each Party shall deliver the Post-Closing Amounts as set forth in Part 1 of Schedule III by wire transfer pursuant to the wire instructions set forth in Part 2 of Schedule III, which Post-Closing Amounts represent each Party’s allocated share of all costs, including acquisition costs and Property Expenses, incurred by any Party in connection with the Leases and Project Area during the period between the Effective Date and the execution of this Agreement; provided that, for purposes of this Section 7.3, FXP shall be deemed to have acquired the FXP Leases after the Effective Date for a purchase price of $60.00 per net mineral acre.

(b)            Each Party hereby acknowledges and agrees that prior to the date hereof it has been provided all necessary supporting information related to the Post-Closing Amounts.

7.4           Americana Leases Reserved Override. FXP shall, upon written request by AEE and BSO, execute, acknowledge and deliver to each of AEE and BSO an assignment, bill of sale and conveyance, which assignments shall (i) convey to each of AEE and BSO an undivided 50% of a Reserved Override burdening all of FXP’s right, title and interest in the Americana Leases (ii) contain a Special Warranty.

7.5           Further Assurances.  The Parties agree to execute, acknowledge and deliver, or cause to be executed, acknowledge and delivered, such instruments and take other action as may be necessary or advisable to carry out the intent and purposes of this Agreement.

ARTICLE VIII
CONFIDENTIALITY

8.1           Confidential Information.  A Party shall not disclose to any Person information concerning the content of this Agreement, or any information of the other Party or its business and affairs that is disclosed or otherwise acquired as a consequence of this Agreement (collectively, “Confidential Information”), provided that a Party may disclose Confidential Information if:

(a)           such disclosure is to:

(i)           a Party’s, or its Affiliate’s, officers, managers, agents, employees or legal, technical or financial consultants who have a bona fide need to have access thereto to carry on the purposes of this Agreement and who have been advised of, and have agreed to be bound by, the restrictions on disclosure and use contained herein,

(ii)           a lender, a potential lender, an investor or a potential investor in a Party who agrees in writing enforceable by the Parties to keep the same confidential in accordance with the terms of this Agreement, or

(iii)           a prospective purchaser of all or a portion of a Party’s interest in the Project Area, who have a bona fide need to know the same for the purposes of evaluating the Project Area and who agree in writing enforceable by the Parties to keep the same confidential in accordance with the terms of this Agreement;

(b)           such disclosure is required to comply with any applicable law or order, provided that the Party disclosing the Confidential Information must first notify and consult with the other Party before making any such disclosure and, in making such disclosure, such Party shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including obtaining protective orders;

(c)            the other Party has given its prior written consent to the disclosure; or

(d)           such disclosure is required for the purposes of a Party lawfully exercising its rights pursuant to this Agreement.

“Confidential Information” shall not include information that can be shown by written means to be in the public domain prior to disclosure to the other Party or that lawfully enters the public domain through no violation of this Agreement.

8.2           Use of Confidential Information.  Without the prior consent of the Parties, a Party may use the Confidential Information only for the purposes of this Agreement and not for any other purpose.

8.3           Term.  The restrictions on disclosure and use of the Confidential Information contained in Sections 8.1 and 8.2 of this Agreement shall terminate 1 year after the termination of the AMI; provided, the restrictions on such disclosure and use shall not terminate with respect to any portion of the Confidential Information that constitutes "trade secrets" under applicable law for so long as such Confidential Information constitutes trade secrets; and, provided further, that any such termination shall not terminate the other rights, duties and obligations contained in this Agreement and shall not restrict or otherwise limit any cause of action or claim arising from a breach of or failure to perform any duty or obligation under Sections 8.1 and 8.2 prior to such termination.  Nothing contained herein shall limit the Parties’ rights, duties, obligations, powers and remedies under the Uniform Trade Secrets Act.

8.4           Publicity.  No public announcement with regard to this Agreement shall be made without the consent of the Parties, which consent shall not be unreasonably withheld; provided, however, that a Party may make a public announcement without the consent of the other Party when it believes in good faith that it is legally obligated to do so, including as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange or listing agency.  In any event, the Party that wishes to make the public announcement must first provide an advance copy of such announcement to the other Party, who shall be provided a reasonable time to provide comment thereto prior to the release of such announcement to the public.  As used in the previous sentence, “a reasonable time” shall be no less than 2 Business Days, unless the announcing Party is legally obligated to make such announcement sooner, in which case the other Party shall be allowed a reasonable time under the circumstances.  A Party’s failure to respond within such applicable reasonable time period shall be deemed as the consent of such Party to the proposed announcement.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.  All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by commercial overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

To AEE:	American Eagle Energy Inc.
27 North 27th Street, Suite 21G
Billings, Montana 59101
Phone:       (406) 294-9765
Fax:            (406) 294-9766
Attn:          Richard Findley

To BSO:	Big Sky Operating LLC
P.O. Box 1996
Billings, Montana 59103
Phone:       (406) 248-4928
Fax:            (406) 248-9325
Attn:          Charles Robinson

To FXP:	FX Producing Company, Inc.
P.O. Box 449
Shelby, Montana 59474
Phone:       (406) 337-2050
Fax:            (406) 337-2061
Attn:          Andy Pierce

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day).  Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

9.2           Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred them.

9.3           Amendment.  The provisions of this Agreement may be altered, amended or waived only by a written agreement executed by all Parties.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

9.4           Assignment. No Party may assign its rights, or delegate its duties prior to termination without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided that any assignee must assume the assignor’s obligations and liabilities under this Agreement, and expressly agree to the terms of this Agreement.  Any Party may assign its Oil and Gas Interests in the Project Area without the consent of the other Parties, subject however to the Operating Agreement and any requirements contained therein.  After any such assignment, the assigning Party shall continue to remain obligated under this Agreement to the extent any provision hereof survives termination of this Agreement, including the obligations under Article III.

9.5           Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same agreement.  Execution of this Agreement by the Parties may be evidenced by facsimile or other electronic signatures with original signature pages to follow in due course.

9.6           Disputes.  Any dispute arising out of, relating to, or in connection with this Agreement, or the breach thereof, shall be finally settled through binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules (including the Large, Complex Case Procedures) (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any Party may commence an arbitration by delivering to the other Parties written notice (the “Arbitration Demand”), which shall set forth in reasonable detail the basis of the dispute and include supporting documentation. The Parties shall use their reasonable efforts in good faith to agree upon a single arbitrator to resolve the dispute. If the Parties are unable to agree upon a mutually-acceptable arbitrator on or before twenty (20) days after delivery of the Arbitration Demand, then the AAA shall select an arbitrator. Any arbitrator appointed hereunder shall be neutral and independent of the Parties, shall not have been an officer, director, employee or attorney of any of the Parties or any of their Affiliates, and shall have at least ten (10) years experience in the oil and gas industry and formal education in accounting, petroleum engineering or law. The arbitration shall take place in Denver, Colorado. The hearing shall be commenced on or before one-hundred twenty days (120 days) after the selection of the arbitrator(s). The Parties and the arbitrator shall proceed diligently and in good faith so that the arbitration award shall be entered promptly. The decision of the arbitrator shall be final, binding and non-appealable. The substantially prevailing Party, as determined by the arbitrator, shall recover its reasonable, costs, expenses and attorneys’ fees, as well as it share of the AAA’s and arbitrator’s fees, from the opposing Party or Parties.

9.7           Governing Law.  Without regard to principles of conflicts of law, this Agreement, and the transactions contemplated herein, shall be construed and enforced in accordance with and governed by the laws of the State of Montana.

9.8           Entire Agreement.  This Agreement represents the entire understanding between the Parties concerning the subject matter of this Agreement.  This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, concerning the subject matter of this Agreement, including any and all letters or expressions of intent between the Parties.

9.9           Parties in Interest.  This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, legal representatives and assigns.  Unless expressly stated to the contrary, no other Person is intended to have any benefits, rights or remedies under this Agreement.

9.10         Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

9.11        Relationship of the Parties.  With respect to each Party’s performance of any activities or operations described or contemplated to be performed pursuant to this Agreement, such Party shall be responsible for performing such activities or operations as an independent contractor and neither the other Parties nor anyone contracted or employed by such other Parties shall hold themselves out to be, or be deemed for any purpose to be, the agent, servant or representative of the performing Party in the performance of such operations or any part thereof, and such other Party shall have no direction or control of the performing Party or its employees and agents except in the results to be obtained.  It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the Parties liable as partners, co-venturers or principals.

9.12        Limitation of Remedies. No Party shall be liable to the other Parties for consequential, incidental, punitive, exemplary, special or indirect damages arising from the performance of this Agreement.  Save in the event of fraud, no right of rescission shall be available to any Party by reason of any provision of this Agreement or of any breach thereof.  The Parties intend that the limitations under this Section 9.12 imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including, the negligence or strict liability of any party, whether such negligence be sole, joint or concurrent, or active or passive.

[Signature Pages Follow]

As evidence of the agreement set forth herein, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

American Eagle Energy Inc.

By:
Name:
Title:

Big Sky Operating LLC

By:
Name:
Title:

FX Producing Company, Inc.

By:
Name:
Title:

[Signature Page to Participation Agreement]

EXHIBIT A

PROJECT AREA AND AMI OUTLINE

Township 29 North through Township 37 North; Range 1 West through Range 10 West; and
Township 29 North through Township 37 North; Range 1 East through Range 5 East.

Excluding and Excepting:

Township 31 North through Township 23 North; Range 2 East through Range 3 East; and
the South ½ of Township 35 North; Range 2 East through Range 3 East.

A-1

EXHIBIT B

FORM OF

ASSIGNMENT, CROSS-ASSIGNMENT, BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, CROSS-ASSIGNMENT, BILL OF SALE AND CONVEYANCE (this “Assignment”), dated effective February 1, 2011 at 7:00 a.m. local time where the Assets are located (the “Effective Time”), is among AMERICAN EAGLE ENERGY INC., a Nevada corporation (“AEE”), BIG SKY OPERATING LLC, a Montana limited liability company (“BSO”), and FX PRODUCING COMPANY, INC., a Nevada corporation (“FXP”).  AEE, BSO and FXP may be referred to individually as a “Party,” and collectively as the “Parties.”

For $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) each Party hereby sells, assigns, transfers, grants, bargains and conveys to the other Parties an undivided interest in all of such Party’s right, title and interest in and to the Assets, as defined below, such that, after giving effect to such assignment, each Party shall own an undivided 33 1/3% of the Assets; (ii) AEE hereby sells, assigns, transfers, grants, bargains and conveys to BSO an undivided 50% interest in the AEE Reserved Override; and (iii) BSO hereby sells, assigns, transfers, grants, bargains and conveys to AEE an undivided 50% interest in the BSO Reserved Override.

The following real and personal property interests are collectively referred to as the “Assets”:

1.           The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”); and

2.           Copies of all files, records and data relating to the properties and interests described above (the “Records”);

AEE reserves and excepts from the provisions of this Assignment the AEE Reserved Override, which shall not be part of the Assets.

BSO reserves and excepts from the provisions of this Assignment the BSO Reserved Override, which shall not be part of the Assets.

FXP reserves and excepts from the provisions of this Assignment the following, which shall not be part of the Assets: (i) the FXP Reserved Override; and (ii) any Leases being assigned by FXP insofar and only insofar as they relate to depths from the surface of the earth to the stratigraphic equivalent of 3,332 feet below the surface of the earth as found in the 27-W5 Well (API 25-035-05388), located in Section 11 of T. 32 N., R. 6 W., 6th P.M.

“AEE Reserved Override” means a Reserved Override reserved by AEE from the Leases set forth in Part 1 of Exhibit “A”.

“BSO Reserved Override” means a Reserved Override reserved by BSO from the Leases set forth in Part 2 of Exhibit “A”.

“FXP Reserved Override” means a Reserved Override reserved by FXP from the Leases set forth in Part 3 of Exhibit “A”.

“Reserved Override” means an overriding royalty interest, reserved on the Effective Date, in all oil, gas and related hydrocarbons produced, saved and sold from the Lands under and pursuant to the Leases equal to the difference between 20% and the Existing Burdens with respect to all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to the Leases, and if the Existing Burdens equal or exceed 20%, such Reserved Override shall be zero; provided that (i) if the interest of a Party in the leasehold estate created by any Lease is less than the entire leasehold estate in any tract (or formation or zone) of Land covered by said Lease, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest of such Party in that leasehold estate bears to the entire leasehold estate; (ii) if any Lease does not cover the entire oil and gas mineral fee estate in and under any tract (or formation or zone) of Land that it purports to cover, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest in the oil and gas mineral fee estate therein covered by said Lease bears to the entire and undivided oil and gas mineral fee estate therein; (iii) the Reserved Override shall be treated, computed, calculated and paid or delivered to the reserving Party in a same manner and under the same terms and conditions as the royalties reserved to the lessors under the Leases; and (iv) the Parties shall have the right and power at any time and from time to time to pool or unitize the Leases and the Lands, or any portion thereof, with other leases and land into voluntary units or into units established by any governmental authority having jurisdiction; and, if the Leases or the Lands, or any portion thereof, are so pooled or unitized, then the Reserved Override insofar as it relates to said Leases and said Lands shall be reduced in the proportion that the acreage burdened by said Reserved Override bears to the total acreage included within the pooled or unitized area.

“Existing Burdens” means all existing and valid non-cost bearing burdens in effect as of the Effective Time affecting the Leases including the landowner’s or lessor’s royalty, overriding royalties, net profits interests, production payments, and any other charges or existing non-cost bearing burdens of a similar nature applicable thereto, but excluding the AEE Reserved Override, the BSO Reserved Override and the FXP Reserved Override.

TO HAVE AND TO HOLD (i) the Assets unto each assignee Party and its successors and assigns forever; (ii) an undivided 50% of the AEE Reserved Override to BSO and its successors and assigns forever; and (iii) an undivided 50% of the BSO Reserved Override to AEE and its successors and assigns forever.

This Assignment is made subject to the following terms and conditions:

(A)              Each Party, for itself and its successors and assigns, represents, warrants and agrees to and with each other Party, its successors and assigns, that the Assets delivered by it pursuant to this Assignment are free and clear of all liens, encumbrances, burdens and defects of title arising by, through or under the assigning Party, but not otherwise, and the assigning Party and its successors and assigns shall warrant and forever defend the title of each other Party and its successors and assigns to the Assets delivered by the assigning Party against all persons claiming or to claim an interest therein by, through or under the assigning Party, but not otherwise.

(B)              To the extent permitted by law, each Assignee shall be subrogated to each Assignor’s rights in and to representations, warranties and covenants given with respect to the Assets such Assignor is assigning.  Each Assignor hereby grants and transfers to each Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that such Assignor is entitled to enforce with respect to the Assets assigned by such Assignor.

(C)              Separate assignments of the interests assigned by this Assignment may be executed on officially approved forms by each Party, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

(D)              The provisions hereof shall be binding upon the Parties, their respective heirs, legal representatives, successors and assigns, and shall be deemed to be covenants running with the above described lands and leasehold estate.

(E)              This Assignment may be executed in several counterparts and all of such counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

EXECUTED on the dates contained in the acknowledgments of this Assignment, to be effective for all purposes as of the Effective Time.

American Eagle Energy Inc.

By:
Name:
Title:

Big Sky Operating LLC

By:
Name:
Title:

FX Producing Company, Inc.

By:
Name:
Title:

ACKNOWLEDGMENTS

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of April, 2011, by ____________________ as ____________________ of American Eagle Energy Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires:
Notary Public
Name:
Address:

(Seal, if any)

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of April, 2011, by ____________________ as ____________________ of Big Sky Operating LLC, a Montana limited liability company.

Witness my hand and official seal.

My commission expires:
Notary Public
Name:
Address:

(Seal, if any)

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of April, 2011, by ____________________ as ____________________ of FX Producing Company, Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires:
Notary Public
Name:
Address:

(Seal, if any)

EXHIBIT “A”
LEASES AND LANDS

Part 1: AEE Leases

Part 2: BSO Leases

Part 3: FXP Leases

EXHIBIT C

FORM OPERATING AGREEMENT

C-1

SCHEDULE I

Represented Interests

Part 1: AEE Leases

Part 2: BSO Leases

Part 3: FXP Leases

Part 4: Americana Leases

Schedule I-1

SCHEDULE II

Material Contracts

1.           That certain Lease Acquisition Agreement, dated as of January 31, 2011, among Americana Exploration LLC, American Eagle, Inc. and Big Sky Operating LLC.

2.           That certain Area of Mutual Interest Agreement, dated as of January 31, 2011, among Americana Exploration LLC, American Eagle, Inc. and Big Sky Operating LLC.

Schedule II-1

SCHEDULE III

Closing Amounts; Wire Instructions

Part 1: Closing Amounts

a.	AEE to BSO:	$58,786.31
b.	AEE to FXP:	$174,472.00
c.	BSO to AEE:	$45,331.83
d.	BSO to FXP:	$174,472.00
e.	FXP to AEE:	$643,143.83
f.	FXP to BSO	$58,786.31

Part 2: Wire Instructions

AEE:
Beneficiary Bank:
Western Security Bank
2812 First Avenue North
Billings, Montana  59101
ABA #292970854

For the Benefit of:
American Eagle Energy Inc.
27 North 27th Street, Suite 21G
Billings, Montana  59101
Account #7211024291

BSO:
Beneficiary Bank:
Bank of America
8025 Winchester Road
Memphis, Tennessee  38125
ABA #026009593

For the Benefit of:
Big Sky Operating, LLC
P.O. Box 1336
Olive Branch, Mississippi  38654
Account #4440 0226 3605

Schedule III-1

FXP:
Beneficiary Bank:
First State Bank of Shelby
320 Main Street
Shelby, Montana  59474
ABA #092902271

For the Benefit of:
FX Drilling Co., Inc.
FBO: FX Producing Co., Inc.
P.O. Box 449
Shelby, Montana  59474
Account #255020

Schedule III-2